Exhibit 10(aa)

ARCONIC INC.

EXECUTIVE SEVERANCE PLAN

The Company hereby adopts, as of February 27, 2017 (the “Effective Date”), the Arconic Inc. Executive Severance Plan (this “Plan”) for the benefit of certain employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used and not otherwise defined herein are defined in Section 1 hereof.

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2 “Applicable Period” shall mean (a) in the case of a Tier I Employee or a Tier II Employee, the twenty-four (24)-month period immediately following such Tier I or Tier II Employee’s Severance Date, and (b) in the case of a Tier III Employee, the twelve (12)-month period immediately following such Tier III Employee’s Severance Date.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means: (a) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Eligible Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, or (b) the willful engaging by the Eligible Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

1.5 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.6 “Committee” means the Compensation Committee of the Board.

1.7 “Company” means Arconic Inc. or any successors thereto.

1.8 “DB Pension Plan” means any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its Affiliates and any other defined benefit plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined benefit retirement benefits.

1.9 “DC Pension Plan” means any tax-qualified, supplemental or excess defined contribution plan maintained by the Company or any of its Affiliates and any other defined contribution plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined contribution retirement benefits.

1.10 “Delayed Payment Date” shall have the meaning set forth in Section 2.1(e).

1.11 “Effective Date” shall have the meaning given in the preamble hereto.

1.12 “Eligible Employee” means any Tier I, Tier II or Tier III Employee; provided that, any Tier I, Tier II or Tier III Employee who is party to an individual agreement with the Company or any of its Affiliates that provides for severance benefits upon an involuntary termination shall not be considered an “Eligible Employee” while such agreement is in effect. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance Event.

1.13 “Employer” means the Company or any of its Subsidiaries that employs the applicable Eligible Employee.

1.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.15 “Notice of Termination” shall have the meaning set forth in Section 3.5.

1.16 “Plan” shall have the meaning given in the preamble hereto.

1.17 “Release Date” shall have the meaning set forth in Section 2.1.

1.18 A “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

1.19 “Severance Event” means an Eligible Employee’s Separation from Service by the Employer other than for Cause. An Eligible Employee will not be considered to have incurred a Severance Event if his or her employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company or any of its Affiliates.

1.20 “Severance Date” means the date on which an Eligible Employee’s Severance Event takes place.

1.21 “Severance Pay” shall have the meaning set forth in Section 2.1(a).

1.22 “Severed Employee” shall have the meaning set forth in Section 1.12.

1.23 “Tier I Employee” means the Chief Executive Officer of the Company.

1.24 “Tier II Employee” means any Executive Vice President of the Company.

1.25 “Tier III Employee” means each Board-elected officer who is not a Tier I Employee or Tier II Employee.

SECTION 2. BENEFITS.

2.1 Severance Payments and Benefits. Each Severed Employee shall be entitled, subject to Section 2.2, and subject to the Severed Employee executing a general release of claims in favor of the Company and its Affiliates in a form satisfactory to the Company and such release becoming effective and irrevocable no later than the date that is sixty (60) days following the Severance Date (the “Release Date”), to receive the following payments and benefits from the Company. If the Severed Employee does not satisfy such release requirement, then the Severed Employee shall not be entitled to receive the payments described in Sections 2.1(a), (c) and (d) and the Company shall have no obligation to provide the benefits described in Section 2.1(b) after the end of the month in which the Release Date occurs.

(a) Severance Pay. A lump sum cash amount (the “Severance Pay”) equal to (i) in the case of a Tier I Employee, two times the sum of the Severed Employee’s (A) annual base salary as of the Severance Date, and (B) target annual cash incentive compensation with respect to the fiscal year of the Company in which the Severance Date occurs, (ii) in the case of a Tier II Employee, one times the sum of the Severed Employee’s (A) annual base salary as of the Severance Date, and (B) target annual cash incentive compensation with respect to the fiscal year of the Company in which the Severance Date occurs, and (iii) in the case of a Tier III Employee, the Severed Employee’s annual base salary as of the Severance Date; provided that, if the amount of the cash severance pay for such Severed Employee calculated under the Arconic Involuntary Separation Pay Plan, as in effect from time to time, or any successor plan, is greater than the amount calculated in accordance with this Section 2.1(a), then such Severed Employee’s Severance Pay shall equal such greater amount.

(b) Benefits. During the Applicable Period, the Company shall arrange to provide the Severed Employee and anyone entitled to claim through the Severed Employee life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Severed Employee and anyone entitled to claim through the Severed Employee immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, those provided to the Severed Employee and those entitled to claim through the Severed Employee immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Severed Employee than the after tax cost to the Severed Employee immediately prior to such Severance Date or occurrence.

(c) Defined Contribution Pension Plans. For a Severed Employee who is eligible to receive the Employer Retirement Income Contributions (ERIC) under any DC Pension Plan, in addition to the retirement benefits to which the Severed Employee is entitled under each DC Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum cash amount equal to the product of (i) the ERIC contribution percentage in effect for the Severed Employee on the Severance Date, multiplied by (ii) the Severed Employee’s annual base salary plus target annual cash incentive compensation as determined in Section 2.1(a)), multiplied by (iii) the number of years during the Applicable Period.

(d) Defined Benefit Pension Plans. For a Severed Employee who participates in any DB Pension Plan, in addition to the retirement benefits to which the Severed Employee is entitled under each DB Pension Plan, the Company shall pay the Severed Employee a lump sum cash amount equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with the normal form of payment under each DB Pension Plan, commencing at the date on or after the last day of the Applicable Period as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee would have accrued and vested in under the terms of all DB Pension Plans determined for all purposes of determining pension benefits and eligibility for such benefits, including all applicable retirement subsidies, as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) the number of additional months of age and service credit thereunder that the Severed Employee would have accumulated had the Severed Employee remained employed by the Company during the Applicable Period, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with the normal form of payment under each DB Pension Plan, commencing at the date on or after the Severed Employee’s Severance Date as of which the actuarial equivalent of such form of payment is greatest) that the Severed Employee had accrued and vested in pursuant to the provisions of the DB Pension Plans as of the Severed Employee’s Severance Date.

For purposes of this Section 2.1(d), “actuarial equivalent” shall be determined based upon the Severed Employee’s age as of the Severed Employee’s Severance Date using the same assumptions utilized under the Arconic Retirement Plan I, Section 8.3(d)(ii) or the successor to such provision (without regard to applicable dollar limitations ($5,000 as of the Effective Date)) immediately prior to the Severed Employee’s Severance Date.

(e) The amounts described in Sections 2.1(a), (c) and (d) shall be paid to the Eligible Employee in a cash lump sum on the Release Date; provided that, if the Severed Employee is, as of the Severance Date, a “specified employee” within the meaning of Section 409A of the Code as determined in accordance with the methodology duly adopted by the Company as in effect on the Severance Date, then, to the extent necessary to avoid the imposition of the excise tax under Section 409A of the Code, such lump sum amounts shall instead be paid on the first business day that is at least six (6) months after the Severance Date (or if sooner, upon the death of the Severed Employee) (the “Delayed Payment Date”), with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the first business day after the Severance Date through the Delayed Payment Date.

2.2 Withholding. The Company shall be entitled to withhold from amounts to be paid to any Eligible Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold under applicable law or regulation.

2.3 Status of Plan Payments. No payments or benefits pursuant to this Plan shall constitute “compensation” (or similar term) under any employee benefit plan sponsored or maintained by the Company or any of its Affiliates, including any DB Pension Plan or DC Pension Plan.

2.4 Mitigation; Setoff. A Severed Employee is not required to seek other employment or attempt in any way to reduce any amounts payable to the Severed Employee under the Plan. Further, no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Severed Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Severed Employee to the Company or its Affiliates, or otherwise.

SECTION 3. PLAN ADMINISTRATION; CLAIMS PROCEDURES.

3.1 The Committee shall administer the Plan and:

(a) the Committee may interpret and construe the terms of the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan;

(b) any determination by the Committee shall be final and binding with respect to the subject matter thereof on all Eligible Employees and all other persons;

(c) the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.2 The Committee is empowered, on behalf of the Company, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.3 Claims Procedure.

(a) In the event of a claim by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Committee. The Committee shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of up to ninety (90) days, in which case written notice of the extension shall be furnished to the Eligible Employee prior to the end of the initial ninety (90)-day period, indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision), send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the relevant Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a full or partial denial of the claim on review.

(b) In the event that an Eligible Employee wishes to appeal the denial of his or her claim he or she may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial. An Eligible Employee (or his or her duly authorized legal representative) shall be provided, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records or other information in the Company’s possession relevant to his or her claim and may submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Committee in reviewing its denial of the Eligible Employee’s claim, without regard to whether such information was submitted or considered in the initial claim.

(c) Within sixty (60) days after receipt of a written appeal (unless special circumstances require an extension of up to sixty (60) days, in which case written notice of the extension shall be furnished to the Eligible Employee prior to the end of the initial sixty (60)-day period, indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review), the Committee shall notify the Eligible Employee of the final decision in writing. In the event the claim is wholly or partially denied on review, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the relevant Plan provisions on which the denial is based, (iii) a statement of the Eligible Employee’s entitlement, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records or other information in the Company’s possession relevant to his or her claim, and (iv) describe the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA.

(d) Notwithstanding the foregoing, upon the mutual agreement of the Eligible Employee and the Committee, any claim, dispute or controversy that has been submitted by the Eligible Employee in writing to the Committee may be submitted directly to arbitration in accordance with Section 3.4.

3.4 Any claim, dispute or controversy arising under or in connection with the Plan, and which is not resolved in accordance with Section 3.3, shall be settled exclusively by arbitration in New York City. All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution (“CPR”) in accordance with the CPR’s rules then in effect. The claim, dispute or controversy shall be heard and decided by three (3) arbitrators selected from CPR’s employment panel. The arbitrators’ decision shall be final and binding on all parties. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

3.5 Any purported termination of an Eligible Employee’s employment shall be communicated by written Notice of Termination from the Company to the Eligible Employee in accordance with Section 5.7. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall specify the Severance Date (which shall not be more than thirty (30) days after the date such Notice of Termination is given).

SECTION 4. PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time; provided, however, that the Committee may make amendments to the Plan (a) that are required by applicable law, (b) that will have minimal effect upon the Company’s cost of providing benefits under the Plan, or (c) that do not change or alter the character and intent of the Plan. Notwithstanding the foregoing, any termination of the Plan, or amendment that materially adversely affects any Eligible Employee, shall not be effective as to such Eligible Employee until the first anniversary of the date that such Eligible Employee receives written notice from the Company of such termination or amendment.

SECTION 5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner. No attempted assignment or transfer of any such right or interest shall be effective, and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. The Plan shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

5.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.4 If a Severed Employee dies while any amount is still payable to such Severed Employee, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

5.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.6 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.7 Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Chief Legal Officer of the Company, or to the Eligible Employee at the Eligible Employee’s most recent home address reflected on the books and records of the Company.

5.8 This Plan shall be construed and enforced according to the laws of the State of New York, without regard to its principles of conflicts of law.

5.9 Payments to a Severed Employee under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored or maintained by the Company that provides severance benefits to employees upon termination of employment, except that (a) the payment or acceleration of equity or equity-based awards shall be in addition to, rather than in lieu of, any payment or benefits due under the Plan and (b) if a Severed Employee receives severance payments under the Company’s Amended and Restated Change in Control Severance Plan in connection with such Severed Employee’s Severance Event, then no payments will be provided to such Severed Employee under this Plan.

5.10 The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Severed Employee pursuant to Section 409A of the Code. In no event may a Severed Employee, directly or indirectly, designate the calendar year of any payment under this Plan. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[Signature page follows.]

IN WITNESS WHEROF, the undersigned has caused this Plan to be effective as of the date first set forth above.

ARCONIC INC.

By:	/s/ Katherine H. Ramundo
Name: Katherine H. Ramundo
Title: Executive Vice President, Chief Legal
Officer and Secretary